UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 12, 2025

Resolute Holdings Management, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-42458	33-1246734
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

445 Park Avenue, Suite 5B New York, NY (Address of Principal Executive Offices)	10022 (Zip Code)

(212) 256-8405
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	RHLD	Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 12, 2025, the Board of Directors (the “Board”) of Resolute Holdings Management, Inc. (the “Company”) appointed Wayne M. Hewett and Timothy O. Mahoney to serve as members of the Board, effective immediately (the “Director Appointments”). Mr. Hewett will hold office as a Class I director, for a term expiring at the Company’s annual meeting of stockholders to be held in 2028, and will also serve on the Audit Committee of the Board. Mr. Mahoney will hold office as a Class III director, for a term expiring at the Company’s annual meeting of stockholders to be held in 2027, and will also serve on the Compensation Committee of the Board.

Mr. Hewett is a seasoned executive leader who currently serves as a Director on the boards of Home Depot (since 2014), Wells Fargo & Company (since 2019), and United Parcel Services, Inc. (since 2020). Since 2018, he has also served as a senior advisor to Permira, a global private equity firm. Since 2019, he has served as Chairman of Cambrex Corporation, a contract developer and manufacturer of active pharmaceutical ingredients; and since 2023, he has served as Chairman of Quotient Sciences, a drug development and manufacturing accelerator. In 2023, he joined the board of managers of ASP Resins Holdings LP, a private company that produces adhesives and performance materials. From 2015 to 2017, Mr. Hewett served as Chief Executive Officer of Klöckner Pentaplast Group, a packaging supplier. Mr. Hewett has previously held several other executive roles, spending over 20 years with General Electric Company (“GE”), including leadership roles in various GE business units and membership on GE’s Corporate Executive Council. Mr. Hewett earned a Bachelor’s and Master’s degree in Industrial Engineering from Stanford University.

Mr. Mahoney is a highly experienced aerospace and defense executive who brings a breadth of operating capabilities from his leadership roles at major industrial companies. He served in several executive roles at Honeywell International, Inc. (“Honeywell”), including Senior Vice President of Digital Transformation from 2019 to 2022, Chief Executive Officer of Honeywell Aerospace from 2009 to 2019, and multiple Vice President roles across Honeywell Aerospace from 2003 to 2009. Prior to Honeywell, Mr. Mahoney spent 18 years at Sikorsky Aircraft, where he held a series of increasingly significant leadership roles. Mr. Mahoney earned a B.S. in Mechanical Engineering from the University of South Florida and graduated from the Program for Management Development at Harvard Business School.

In connection with their appointments, each of Messrs. Hewett and Mahoney will receive, pursuant to the Second Amended and Restated Resolute Holdings Management, Inc. Non-Employee Director Compensation Policy and the Resolute Holdings Management, Inc. 2025 Omnibus Incentive Plan, a sign-on equity award in the form of stock options with a grant date value of approximately $200,000 and a prorated portion of a $250,000 annual award in the form of stock options, each of which will vest over a four-year period starting on the date of the commencement of their Board service. As members of the Board, each of Messrs. Hewett and Mahoney will also receive an annual retainer in an amount of $50,000. Additionally, in connection with their appointments, each of Messrs. Hewett and Mahoney will enter into customary indemnification agreements in the same form provided to other directors of the Company.

On July 14, 2025, the Company issued a press release announcing the Director Appointments, a copy of which is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1	Second Amended and Restated Resolute Holdings Management, Inc. Non-Employee Director Compensation Policy.
99.1	Press release, dated July 14, 2025, issued by Resolute Holdings Management, Inc.
104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: July 14, 2025

RESOLUTE HOLDINGS MANAGEMENT, INC.

By:	/s/ Kurt Schoen
Name:	Kurt Schoen
Title:	Chief Financial Officer